Exhibit 99.1

Xerium Technologies

Q1 2010 Earnings Call Transcript

May 14, 2010 9:00 a.m. ET

Operator

Ladies and gentlemen, welcome to Xerium Technologies first quarter 2010 financial results conference call on May 14, 2010. For today’s recorded presentation all participants will be in a listen-only mode. After the presentation there will be an opportunity to ask questions. At that time, if you have a question, please press star-one on your touchtone keypad. If you would like to withdraw your question, please press star-two. I will now hand the conference over to Kevin McDougall, Xerium Technologies Executive Vice President and General Counsel. Please go ahead sir.

Kevin McDougall

Thank you and welcome to the Xerium Technologies first quarter 2010 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies, and Dave Maffucci, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress and then we’ll provide further financial details with respect to the quarter. Subsequently we will open the lines for questions.

Xerium Technologies financial results for the quarter were announced in a press release after the market closed on Thursday, May 13, 2010. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the investor relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we’ll refer to during this conference call.

I also note that we will make comments today about future expectations, plans and prospects for the company that constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our view as of today, May 14, 2010, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA, that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding our company. Reconciliation to these measures to the comparable GAAP numbers are available in our press release and in the slide presentation, which are each posted in the investor relations section of our website at www.xerium.com.

With that, I’ll turn our call over to Stephen.

Stephen Light

Thanks Kevin. Good morning ladies and gentlemen. This is a day many of us at Xerium have worked toward for quite some time. Today I have the pleasure of sharing with you that on Wednesday, the judge in federal court in Delaware confirmed our prepackaged plan of reorganization, filed with the Delaware Bankruptcy Court on March 30. He also granted a waiver of the 14-day stay period prior to consummation.

Now, we are only a few steps away from completing our financial reorganization. The major remaining steps are the execution of the numerous loan, security and stock transaction documents that we and the lenders committed to in the plan. This work is already underway, so presently we expect to have these tasks completed not later than the end of May and potentially sooner with the continued excellent collaboration of our lenders.

On the date of our consummation, our debt will have been reduced to approximately $480 million and our shares will have been recalled and new shares, along with warrants for existing equity holders, will have been issued. These new shares will reflect the 20-to-1 reverse split, executed as part of the plan of reorganization. The four year warrants, described in the plan of reorganization to be issued to shareholders of record immediately prior to the consummation date, will be valued at approximately $19.64 in the new price or 98.2 cents per warrant in current pricing, subject to final minor adjustments.

While our total debt shown in constant currency with the preceding quarter on Chart 3 of the materials we posted to the investor section of our website last night does not show any material adjustment at the end of Q1, I want to remind listeners that the posted amount was determined on March 31, 2010, and does not reflect the post petition levels we expect to have and to report at the end of the second quarter. As a reminder, the upward movement of the debt at Q4 2009 resulted from the conversion of our interest rate hedges into debt.

While we expect you may have questions regarding the entire prepackaged bankruptcy, or the emergence transactions involved in the consummation process, rather than provide those details now we’ll address them during the Q&A session following these prepared remarks.

Now let’s talk about our operational performance in the first quarter of 2010. I’m pleased to tell you that our first quarter continued the recent trend of quarter over quarter improvements in revenue, which began in Q2 2009. As shown on Chart 4, revenue continued its gradual recovery, increasing 1.9% versus the prior quarter and 15.9% versus the first quarter of 2009. And we experienced growth in most of our geographic regions.

Our Roll Cover segment showed a very strong 19.9% increase in revenue in Q1 2010 over Q1 2009. It should be noted that the impact of currency, particularly swings in the value of the euro, increased this year-over-year gain in revenue by 3.9 percentage points. Net of currency, the year-over-year increase in Roll Covers segment revenue would have been 16%. The Clothing segment’s revenue grew a strong 13.9% versus the prior year period, and when adjusted for currency it grew a still very healthy 9%. However, it is worth recalling just how dismal the first quarter of 2009 really was. By comparison, Q1 2010 revenue is still 15% below Q1 2008, so these quarter over quarter gains, while very good, are compared to a really weak starting point.

To add a little more clarity to the positive year-over-year gains related to currency, please note that the euro at the end of the first quarter 2010 was actually higher than it was on the same date in 2009. But today’s euro value compared to the U.S. dollar is nearly 10% below the level we used in our 2010 planning, which was included in the disclosure statement and plan of reorganization we filed with the courts. I am generally concerned about the stability and balance of the world’s currencies. More than 65% of our revenues are derived outside of the United States. And since our transactions tend to be reasonably short lived, we do not hedge currency for sales of our products.

Now I’ll discuss our adjusted EBITDA shown on Chart 5. Adjusted EBITDA is our terminology for the EBITDA definition embodied in the new, post bankruptcy loan agreement that provides for certain non-recurring expense add backs. Adjusted EBITDA will be used primarily for loan covenant calculation purposes. Adjusted EBITDA as defined in our new agreements was $24.5 million for the first quarter of 2010, compared to $20.2 million for the first quarter of 2009 under the definition in our pre-petition credit facility. Applying the new definition of adjusted EBITDA, which is slightly different than the definition in 2009, to the 2009 Q1 EBITDA would yield $20.6 million, an increase of $400,000. Using this new definition consistently for both periods shows our adjusted EBITDA increased a solid 19% year-over-year.

As shown in our press release in our soon to be released Form 10-Q, our gross margin percent to revenue increased and is contributing to this improving adjusted EBITDA. This improvement is occurring partially as a result of the generally stable pricing environment for our products, shown on Chart 6. Increased absorption of fixed overhead costs occurring as our global revenues increased, particularly in the Clothing segment, is also contributing to better gross margins. Sales of certain types of Paper Machine Clothing are fully consuming our available production capacity, so we’re leveraging our fixed assets with more production hours. But in the Roll Covering segment we still have under-utilized capacity.

SG&A as a percent of revenue increased to 36.5%, showing the large impact of financial restructuring costs on the company. All operational accounts were well controlled during the quarter, but we are experiencing significant fees from financial advisors and lawyers that we did not have in the prior year period. These fees are added back to calculate adjusted EBITDA under the new amended and restated credit facility agreement for covenant calculation purposes.

Fortunately, with the impending consummation of our transaction nearly at hand, these advisor related expenses will be ending. On a personal note, I can assure you that I’ll not miss my nearly daily calls with our lawyers and advisors, nor will my management team.

Further supporting this improved revenue and pricing environment is the growing market traction of our new product initiative strategy. On Chart 8, you will see that sales of new products contributed 31.5% of Paper Machine Clothing sales and 22.3% of Roll Covering sales in Q1. Consolidated new product sales were $38.3 million or 28.4% of consolidated revenue. On a year-over-year basis, these results are an increase of 32.9% for Clothing and 87.4% for Rolls, respectively. This rate of increase is consistent with our long-term goal of having more than 60% of our revenue derived from new products, which we define as those products developed within the prior five years, by the end of 2012.

We have many more new products conceived with specific customer opportunities in mind in the development pipeline. As we bring out these new products, we’re also gaining skill at conducting successful first time trials on our customers’ machines, leading to the rapid market adoption this chart demonstrates. Consistent with our long range plan, we’re aiming our research and development teams at the paper grades with the best long-term future. Many of these new products have the additional benefit of lowering our manufacturing costs.

Our balance sheet is also responding to the increased revenue level and continued focus on maintaining only the minimum, but appropriate, working capital for our operation. As shown on Chart 9, during the second half of 2009 we made progress in our metric of trade working capital divided by revenue. Trade working capital as a percent of revenue was reduced 12.9% from the first quarter of 2009 for the first quarter of 2010, while revenue increased 15.9%. This percentage is our third lowest in the past nine quarters and is the result of our continued focus on our goal of zero trapped cash, our terminology for an internal metric that equates to approximately 15% trade working capital to revenue. I’m pleased to report we’re beginning to make progress against this important metric again after struggling to hold on to our 2008 gains in the face of the unprecedented demand declines of 2009.

Not surprisingly, with a 15.9% increase in revenue, our receivable days have lengthened slightly to 62.3 days, while inventories have continued to decrease from $84.6 million in Q1 of 2009 to $75.6 million in Q1 2010. Payables have decreased from Q1 2009 of $35.2 million to $30.4 million at the end of Q1 2010, partially as a result of tightened payment terms as our suppliers recognized the direction of our unfolding restructuring process. The goal of zero trapped cash is extremely challenging, made even more so by the rapid volume swings in our markets, though we must continue to be diligent, less the operational improvements we’re making slip away.

Finally on the balance sheet, and shown as Chart 10, we did not spend very much on capital equipment during the quarter. I’m not concerned about this as the cash flow of 2010’s major projects are mostly towards the later months of the year. However, major installations are already underway as we speak in South America and Europe. Lest there be a question about our capital spending for the year during the Q&A session, I will address it here by saying it is our intention to fully spend the $32 million we identified in our plan of reorganization for capital investment in 2010 and have shown on the chart.

Now I’d like to spend some time discussing order bookings. I direct your attention to Chart 11, consolidated order bookings. You will see immediately that order intake for the quarter was very good. This was the case in most regions and across most product lines. Paper and Machine Clothing bookings, shown on Chart 12, continue to improve and for the first time in 14 months exceeded $35 million. This is primarily driven by the aforementioned success of our new products, as well as the very successful initiative to bring our applications engineers into the customers’ paper mills to provide PMC application selection services. In the Paper Machine Clothing segment, based upon our physical surveys and industry association data, the amount of Paper Machine Clothing being held in inventory by our customers, whether our brand or others, remains well below what we would consider a normal operating level. We anticipate that that issue should support a solid market for Paper Machine Clothing for some time to come.

On Chart 13, we display the monthly bookings for the Roll Cover segment, where the recovery has stalled. At this time I’m not overly concerned about achieving our plans for the segment, but it is clear that despite the current increase in global paper production, customers are continuing to mind their investment dollars carefully, and Roll Covers remain on the deferral list. We are confident that at some point, customers will have to re-cover their worn rolls and that we will share in this work. I continue to be very pleased that our SmartRoll™ technology is finding additional and unique applications across customer machines, which is contributing to the solid sales numbers we reviewed earlier. Only Asia remains without an operating SmartRoll™, which we expect to remedy shortly.

If the product demand we are experiencing is to be sustained, and is not just an inventory replenishment cycle, we would expect to see very strong production activity by the board and packaging grade producers globally, which we don’t yet see. So caution must be exercised lest we believe that what these order bookings represent is that we’re seeing a snap back of the paper marking market. We are of the opinion, as I mentioned during our most recent call in March, that more time is required to determine if these bookings are an inventory replenishment-driven phenomena, or real demand for paper being consumed at the end customer level. I want to reemphasize our subscription to the long-term sentiment of the paper industry forecasters that prognosticates a 1% to 2% structural growth through 2011, accompanied by continued geographic migration of paper manufacturing to Asia. Nothing that has occurred in the past 24 months supports any other conclusion.

It is to this phenomenon of geographic migration that we announced last night a memorandum of understanding with a Chinese paper machine clothing producer. As our first strategic move in Asia during the last 18 months, we have concentrated on developing a fully functional and appropriately sized distribution capability. I’m well pleased with the progress of our team in this area, as bookings have increased markedly, with the increased number of selling and applications engineering assets.

Our second strategic step was to gain access to and to distribute third party paper machine clothing made for us in Asia and sold under the name PaperValueNet. I’ve mentioned this previously. We’ve been selling this product successfully now for over a year, but only outside of China. Now we think it’s time to take another step. The M.O.U. we announced is aimed at the development of a relationship, which would provide us with world class manufacturing capacity within China for products to be sold throughout the Asian region. We and our counterpart have not constrained ourselves in how we’re thinking about this relationship, so the specific construct is yet to be finalized. But given the significance of this initiative, we think it is appropriate to announce our progress. We’ll have much more to say about this as it develops.

Ladies and gentlemen, it’s been a very busy time at the company since our call on March 25th, just eight weeks ago. We filed for bankruptcy protection on March 30th, and our plan of reorganization is already confirmed. Our markets have come back, at least for now, and we’ve taken another step implementing our strategy for Asia. I’m pleased with our progress and looking forward to focusing my team and myself on improving our ongoing operations.

Finally on the call today, I’d like to personally express my appreciation and that of the more than 3,000 Xerium employees to the four directors who have either already resigned from Xerium’s Board of Directors or who will do so on our consummation date. These gentlemen, Michael Phillips, Nico Hansen, John Raos and David Maffucci, who is continuing as Xerium’s CFO and my close associate, worked tirelessly to assist Xerium during a very difficult and protracted period of time in the company’s history. It’s clear to me that without them, the results of our work on behalf of our many stakeholders may well have been far less satisfactory than we were able to deliver. They provided solid reasoning, dispassionate negotiation and demonstrated real leadership. Gentlemen, we thank you.

I also want to thank the many advisors and attorneys who have worked tirelessly on our behalf. Without singling each one out for fear of missing one, they hailed from Alix Partners, Cadwalder Wikersham and Taft, Rothschild, Smith Anderson, Baker McKenzie and a host of others. To each of you I say thank you on behalf of the company.

Ladies and gentlemen, thank you for your attention to these remarks. And now Keasha we’d be ready for the first question.

Question-and-Answer Session

Operator

[Operator Instructions] Your first question comes from the line of DeForest Hinman with Walthausen & Company. Please proceed.

DeForest Hinman—Walthausen & Company

Hi, Stephen. Congratulations. Just a few questions. Would you be willing to give any commentary on either business to date or quarterly bookings to date?

Stephen Light

No. Sorry to be so blunt, but it is absolutely our policy as you know that we simply do not provide guidance.

DeForest Hinman—Walthausen & Company

Can you give the total order bookings I guess for the months of January and February 2010? Your chart for some reason isn’t showing those, unless I’m missing something.

Stephen Light

It does not. DeForest, we’ll have to get back to you specifically on that. We do publish that number. I don’t know why it’s not there. [Figures for January and February 2010 are as follows: Chart 11 – 48,846 and 50,516, respectively; Chart 12 – 33,360 and 35,580, respectively; and Chart 13 – 15,486 and 14,936, respectively. Additionally, Charts 11, 12 and 13 have been updated to include these figures and the updated slide presentation is furnished as Exhibit 99.2 to the Company’s Form 8-K filed on May 20, 2010, and can also be found on the Company’s website at: www.xerium.com/investorrelations.]

DeForest Hinman—Walthausen & Company

And can you talk about the working capital needs I guess going forward? Are we in a position where we can continue to take down inventories? And also, in terms of the receivables, do you see that continuing to trend up on a DSO perspective as the sales increase? Or will that moderate going forward?

Stephen Light

Okay. Well, let me start back to the definition of trapped cash. We view trapped cash as any cash tied up on the balance sheet as a result of inventory turns less than 6. We have about 4.3 turns so there’s more room on inventory. Receivable days beyond 50, as I indicated we’re at 62.3, so we have room there. And payable days at 75 days absent payroll, 48 days including employee compensation obligations, and we’re also off that goal. So at this point, we’re thinking we have slightly over $40 million [correct amount is slightly less than $47 million]

of what we would consider trapped cash and we see that still as our target. So I do anticipate you’ll see us taking inventory down. We’ll also get our receivables days shortened. What’s happened to us, of course, with the surge in revenue and the normal payment terms that we have with customers, the receivable days have extended because we’ve simply not hit due dates yet. So I remain bullish in our ability to get much closer to zero trapped cash.

DeForest Hinman—Walthausen & Company

All right. And the structure of this Chinese agreement, just to be clear, a JV remains a possibility, acquisition remains a possibility; and also what types of products are you looking at? Are these the higher margin products? And then also, can you talk about it from a drying, forming or press fabrics perspective?

Stephen Light

Okay, without disclosing more than I think is appropriate for competitive reasons and also what we have in our documents, we’ve identified what we consider to be a luminary producer of paper machine clothing on the mainland of China. We are in active discussions with them about a relationship, which has at this point no fixed boundaries. And every one of the constructions that you mentioned is a potential at this time. I don’t really want to define whether there is forming, pressing, drying or all of the above. We’re quite excited about this. As I indicated, over the last 18 months we’ve been working very hard to get the cart and the horse, if you will, if you use that analogy, in the right sequence. We believe that our earlier Vietnam initiative was really putting the cart before the horse. It was building the production capacity without having the distribution. Now we feel pretty comfortable that our distribution process is expanding quite rapidly. We’re enjoying very strong bookings.

As I indicated in plans in the prepared remarks, partially that is the result of the new product traction that we’re getting. We’re bringing out some really high performing products and the customers are seeing it on their machines and reordering strongly. So we think it’s time now, since we’ve got our distribution process coming together quite nicely, we think it’s time to reduce the lead times for product coming into Asia, and that’s a primary motivation. But there’ll be a lot more to say about this in subsequent calls.

DeForest Hinman—Walthausen & Company

All right. And how quickly do you think this agreement potentially develops? Is it within the next quarter or is it 6 to 12 months?

Stephen Light

I think the best way for me to answer that is it will develop a natural process or a natural rhythm, but the company, the folks involved in doing this, are many of the same folks that are now being freed up from the processes of financial restructuring. And they’re used to working at a very high tempo, so I expect we’ll make good progress here in the not too distant future.

DeForest Hinman—Walthausen & Company

Ok, and can you kind of talk about what’s going to give you confidence that this isn’t inventory restocking? We’ve seen very good numbers from FedEx and UPS and their commentary about the market is improved, other paper producers, I saw some good commentary from boxboard guys. What are the things that you’re looking for that are going to give you confidence that this is in fact a move towards a more stable market?

Stephen Light

Well, as I indicated, I think time is probably going to be the big driver here. Not to tell you that I listen to my competitors’ earnings calls, but I’m echoing exactly what you’re hearing from other paper machine clothing producers in saying that there’s nothing that suggests this is not a 1% to 2% industry. I mean nothing that’s come out has shown a major change there. The rate of improvement is far greater right now than what we would have anticipated. So we’re going to take some time and we’re going to watch. We’re going to look for every signal that we can get. When FedEx tonnage is rising, that’s certainly a comfort and we appreciate that. When the clothing bookings continue to go the way they’ve been going, that’s a comfort. I’d like to see the rolls bookings come back up.

But please recall, and I think it’s relevant, we’re still 15% below where we were in January of the first quarter of 2008, which was a good year but not a remarkable year.

DeForest Hinman—Walthausen & Company

And when do you anticipate the 10-Q will be filed?

Stephen Light

We’re targeting tonight.

DeForest Hinman—Walthausen & Company

All right. That’s all my questions. Thank you, Stephen.

Stephen Light

Thank you.

Operator

Your next question comes from Adam Ritzer with CRT Capital.

Adam Ritzer—CRT Capital

Hi, thanks for taking my call. I had a couple of questions regarding the restructuring. Can you tell me what the interest rate on the new term loan is going to be?

Stephen Light

It’s LIBOR plus 6.25 and LIBOR will have a 2.0 floor.

Adam Ritzer—CRT Capital

So 8.25% basically?

Stephen Light

Yes.

Adam Ritzer—CRT Capital

And how much of the revolver do you think is going to be drawn initially?

Stephen Light

Zero.

Adam Ritzer—CRT Capital

So all you’re going to have is $410 million, the revolver and the other term loan of $60 is not going to be utilized initially?

Stephen Light

No, the term loan is fully drawn.

Adam Ritzer—CRT Capital

Oh, the term loan will be fully drawn of $60.

Stephen Light

Right. And please recall that there are actually three notes involved here. There’s the $20 million revolver, a $60 million super senior term and a $410 million term.

Adam Ritzer—CRT Capital

So it’ll be $410 plus the $60?

Stephen Light

Right.

Adam Ritzer—CRT Capital

Ok, I’ve got it. Can you just kind of give me some more specifics on the shares outstanding? I’m just a little confused. If you have 50 million shares roughly now, you do a 20 for 1 reverse split, that’s 2.5 million. So the current shareholders will own roughly 2.5 million?

Stephen Light

Preferred shareholders will own 17.4% of the company prior to the exercise, their exercise of warrants. Your share count is approximately right.

Adam Ritzer—CRT Capital

So they’ll have approximately 2.5 million. And I know there’s 20 million shares authorized. How many are actually going to be outstanding?

Stephen Light

I think it’s approximately 17 million that will be issued and outstanding.

Adam Ritzer—CRT Capital

And does that include or not include warrants?

Stephen Light

That does not include the warrants.

Adam Ritzer—CRT Capital

So the current holders will have about 2.5 million of that, the bank debt will get the balance, you know, roughly 14.5 million, and there will be 10% warrants over the 17, so there’ll be roughly 1.7 million warrants outstanding?

Stephen Light

Just a second. Yes, we think that the total shares outstanding will be about 15 million. There is a reserve established for the management incentive and also for warrants. And I think that all falls into the total of 20 million.

Adam Ritzer—CRT Capital

I’m sorry to ask so many questions but where’s the 17 from? Is that the 15 plus the warrants plus the management incentive?

Stephen Light

Yes.

Adam Ritzer—CRT Capital

Ok, so that’s how you get there, ok. And the warrants direct price will be $19.64 roughly, is that what you said?

Stephen Light

I think it was $19.64. And it moves around on currency as well as a few other adjustments, so it’s not appropriate to take a lockdown on a number until they actually come rolling out. Calculating that on the day prior to the launch of the warrants.

Adam Ritzer—CRT Capital

And the last question I had is when is the, maybe it’s not the right terminology, but is there an ex date for existing common shareholders to still get the warrants?

Stephen Light

That will be what we consider to be the record date, which is the day before the consummation, but I can tell you that the consummation date – we’re working diligently to make the consummation date as soon as practical. So not to advise you, but if you’re a buyer you might be thinking about what you’re going to do.

Adam Ritzer—CRT Capital

Right, that’s what I’m trying to figure out. If I bought stock today it looks like you’re still entitled to the warrants, but at some point in time in the near future you’ll be ex or the record date will be past and then you will not be entitled to warrants. Is that how your understanding is?

Stephen Light

Yes. But the record date is going to be the day before the consummation date.

Adam Ritzer—CRT Capital

But we don’t know when the consummation date is yet?

Stephen Light

All I can tell you is to reiterate what I said in the script and that is not later than the end of May and as soon as practical.

Adam Ritzer—CRT Capital

So you’re assuming the consummation date and the emergence date are the same?

Stephen Light

They are.

Adam Ritzer—CRT Capital

Ok, so you can just pay attention to that and look for that. Ok, that’s all I had. I appreciate it. Sorry I had so many questions.

Stephen Light

No problem, Adam, thank you.

Operator

Your next question comes from the line of Chris Sansone, with Sansone Partners. Please proceed.

Chris Sansone—Sansone Partners

Hey, guys, how’re you doing? Most of my questions have already been answered. Is there a portion of your debt that’s denominated in euros?

Stephen Light

There is. About 40% of the debt is in euros, about 10% in Canadian dollars and about 50% in U.S. dollars. And that moves around a little bit. I think notionally that’s where you want to be.

Chris Sansone—Sansone Partners

So potentially with the euro weakening here, there’s been some benefit to the company on that front.

Stephen Light

Yes.

Chris Sansone—Sansone Partners

Ok, great, thanks.

Operator

[Operator Instructions] Your next question comes from the line of Mark Fischer with Ahab.

Mark Fischer—Ahab

I know it’s early on the JV but can you talk about any kind of capital needs that you see, significant start up costs there to build out capacity? Or can you use what’s currently on the ground?

Stephen Light

Well, Mark, you made about three assumptions. Let me start with the first one that is we’ve not decided what the structure will be, and that of course will be a joint decision with the company that we’re working with. We have, but I can expand I think to say that we have assets that are un-deployed at this time, some of which were procured for our Vietnam activity, which we terminated in the fall of 2008; some of which remain in the Geelong, Australia production facility, which we shut down in March of 2009. And we would expect or hope to be able to accrue some value from those assets in whatever we would do in Asia.

Mark Fischer—Ahab

And to the extent you use those, what would you do with the excess capacity that I guess you’re currently shifting from, either from Europe or South America?

Stephen Light

Right now given the surge in demand that we’re seeing in certain product lines, it doesn’t feel like we have a great deal of excess capacity. We did remove a very significant amount of capacity from our process when we shut the Australia facility down, so even if all of that equipment were to hypothetically be brought back on line, we’d only be restoring the capacity we had in 2008.

Mark Fischer—Ahab

And then lastly on SG&A, excluding the restructuring costs, you still saw an increase in both selling and G&A. Are those more one-time things or do you expect those numbers at the higher levels to continue?

Stephen Light

Mark, in SG&A there was a $1.5 million increase in selling expenses of which $1.4 million actually relates to currency. There was also an increase of $800,000 of doubtful accounts, and finally a $2.2 million non-cash stock compensation that paid out. I, for one, would hope that non-stock compensation continues to pay out as I was one of the significant recipients of that, but I don’t expect that you’ll see the bad debt or the currency situation continue. And I’m thinking the euro is at about $1.24 today and that’s about as low as I can recall ever seeing it, so hopefully the euro stabilizes with the incentive that’s been done for the [inaudible] countries and we get back to a more normal structure.

Mark Fischer—Ahab

Just quickly on the currency though, that really will flow through to the, or you wouldn’t see any real effects towards the bottom line, right? All your costs are overseas as well, matched up with revenue?

Stephen Light

It’s pretty close. It’s not exactly. Right now we are being very mindful of what’s happening with the euro and our internal spending decisions, so as to try to minimize the bottom line impact of that. But when you’ve had as big a swing as what we’ve seen versus what we had expected, we’re having to pay close attention.

Mark Fischer—Ahab

All right, thanks a lot.

Operator

Your next question comes from the line of Bryan Verona with Xerium.

Bryan Verona—Vanadium

Hi. Two questions. With respect to the general and administrative, I think on an adjusted basis you came in at $26.9. It looked like there was $9.6 for financial restructuring costs. Was that all on the G&A line? That was my first question. And second related question is, on a normalized basis looking forward, is that sort of the percent that we can expect to sales or is there room to cut further or eliminate further some one time expenses? Second question is, with respect to CapEx you anticipate spending $32 million in 2010. I presume some of that is make up. What can we expect on a sort of normalized basis on a go forward, sort of on a maintenance level as opposed to growth CapEx like your China initiative? Thank you.

Stephen Light

Just a quick question, Bryan, the operator identified you with Xerium?

Bryan Verona—Vanadium

It’s actually Vanadium. There was probably a mistake on my end.

Stephen Light.

Ok, all right. On G&A the $9.6 we certainly expect is a one-time event, so you should look at our performance historically and the improvement trends that we were on prior to entering into this entire restructuring process. I think that’s more indicative of the run rates that the company would strive to achieve. And we’re never satisfied with our cost structure, and you probably hear that from anybody giving this kind of an answer, but we think there remain opportunities for us to improve our overall cost performance, both SG&A and our cost of goods sold.

On the CapEx line, we’re confident we’ll spend the $32 million this year. A little bit of that is catch up to deferred that we had over the last couple of years. Last year we were well down into the $20s, or actually $19 million of CapEx. We’re not going to sustain a $19 million, a $19.5 million run rate but for planning purposes we have typically thought of the business as operating at about .7 times depreciation. And I think you could use that number.

Bryan Verona—Vanadium

Got it.

Stephen Light

We’ve been public with that number before.

Bryan Verona—Vanadium

Thank you and good luck.

Stephen Light

Thank you.

Operator

Your next question comes from Robert Gould with American Securities. Please proceed.

Robert Gould—American Securities

Hi, Stephen. Based on your sales change as a percent of revenue chart on page 6, I was wondering if you could please provide some information on the recent quarterly pricing trends for clothing versus roll covers.

Stephen Light

For competitive sensitive reasons, Robert, we’d rather not do that. What I can tell you is that we’re seeing disciplined performance in the market, and are taking a lot of comfort for that. It’s always tempting in a down market as we saw last year to really slash prices. I think on page 6 you can see that we held off that temptation for quite some time until the very end of the year, and the fourth quarter was unique, specifically in the roll segment, but we do not split that number and I don’t see a reason that we should do that. [Figures were disclosed in subsequently filed 10-Q for the quarter ended March 31, 2010. Pricing levels decreased approximately 1% in the clothing segment and increased approximately 1% in the roll covers segment in the first quarter of 2010 as compared with the first quarter of 2009].

Robert Gould—American Securities

Ok, thanks, that’s helpful.

Operator

Your next question comes from the line of Steve Colter with Ronaker. Please proceed.

Steve Colter—Ronaker

Hi, thanks for taking my question. I just wanted to get a general sense of which kind of customer segments are you seeing more strength in. Is it the container board guys or coated paper, you know, just in general if there’s any guys that stand out? And then also just on you mentioned how the roll cover segment is still lagging the rest of the industry – what’s sort of the typical timeframe after you see your customers start to see a pick up in the business that that would drive forward as well?

Stephen Light

Let me see if I can answer the second part first. The answer will be shorter. In my history in the industry and those that I’ve talked to, what we’re seeing in terms of the delayed recovery action by the people who buy roll covers is somewhat unprecedented and I’ll give you a specific analogy that I’ve heard fairly recently. Typically a paper machine will run with a set of pre-covered or re-covered spares, spare rolls, in very close physical proximity to the machine such that in the event some foreign material were to come into the machine and damage a roll or a roll had some other cause of failure, a spare was available immediately.

What customers are doing now is to run their rolls down to about 10% remaining life, pull that roll out and it would be earlier than normal, but they’ll pull that roll out, they’ll put the fully re-covered spare in and they’ll put the 10% roll alongside the machine and they’ll run the spare roll to end of life, put in the 10%-er and hope that the re-covering people can get that done in time. Now what that would do, with an average life of about two years on a roll cover, you’re talking about four years to re-cover that position as opposed to two years.

Now when you do that, you’re going to cover two rolls pretty quickly, but the gap in time is going to be much longer between the time you get to see the roll come out of the machine. I hope that was reasonably clear. So we’re not expecting that people are not believing that customers have found a new way to optimize or maximize the life of the roll and these things are going to run in perpetuity. They certainly are not, and with the increasing amount of recycled fiber being used, damage to rolls is becoming one of the major reasons that they get re-covered, as well as new technologies and I mentioned our SmartRoll™.

To answer the first part of the question, there’s quite a lot of strength in the printing and writing segment or section grade of paper as well as tissue. We are not seeing yet as I indicated the life in the board and packaging that I’d like to see to give me comfort to think and to give my executives comfort to think that this is really solidly back. I’d like to see exports from Asia to the United States pick up. I’d like to see auto production pick up. You know people are talking about well the car industry is back; the car industry by my reading is back at about 10.5 to 11 million units. There is a strong correlation between car production and box use, because most everything that arrives at a factory is in a box. The good old days were 16 million units, so notwithstanding autos coming back, it’s got a long way to go to come back before it’s at the level that I’d be comfortable with. I hope that helps.

Steven Colter—Ronaker

That’s great. And just one real quick third question here, in terms of gross margins I know in your disclosure statement you’re forecasting towards getting towards a 41% level. You know we’re still well below that. Obviously it’s only been one quarter since you filed that, so there’s plenty of time to get there, but do you still feel comfortable that you can drive towards that 41% level for the consolidated business on a go forward basis?

Stephen Light

Well, I have to tell you that’s the one question that we anticipated we’d receive today and that was the one that is do we reaffirm the plan as described in the planned reorganization. And what I have to tell is that that plan was developed at that exact moment in time, specifically for the purpose of filing, and I can neither refute nor affirm anything that’s in that plan at this time. And I know that might sound incongruous and unbelievable, but I am cautioned carefully by counsel to avoid that. So we are going to remain loyal to and remain faithful to the company’s policy of not providing guidance.

Steven Colter—Ronaker

Ok, thanks for taking my questions.

Stephen Light

You bet.

Operator

There are no further questions in queue at this time. Gentlemen, I’ll turn the call back over to you for any closing remarks.

Stephen Light

Keasha, thank you. Thank you ladies and gentlemen for your questions and your attention. We really do look forward to completing Xerium’s long financial restructuring process and to our August report out about the second quarter operations. Bye bye, now.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect your lines. Good day.